Exhibit 99.9

MINDESTA advises Ex-Dividend Date not yet set by FINRA for Distribution of Northern Graphite Shares

Ottawa, Canada—(Market Wire) – January 3, 2012 – Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB:MDST) advises that the U.S. Financial Industry Regulatory Authority (“FINRA”) has not yet established an ex-dividend date for the previously announced distribution of a majority of the common shares of Northern Graphite Corporation (“Northern”) which Mindesta owns (the “Distribution”). Any shareholders who sell Mindesta common shares after the January 5, 2012 record date but before the ex-dividend date, will also be selling their entitlement to receive common shares of Northern in the Distribution. In accordance with applicable law, the Company notified FINRA of the Distribution but due to the size of the Distribution, FINRA has not yet completed its review process and accordingly, has not established the ex-dividend date. The ex-dividend date is expected to be January 26, 2012 which is the day following the distribution date. The Company will issue a press release when it is notified of FINRA’s action regarding the ex-dividend date. Shareholders are encouraged to consult with their financial advisor regarding the specific implications of selling their Mindesta common shares on or prior to the ex-dividend date.

All inquiries regarding address changes and information on record should be directed to Heritage Transfer Agency (Phone: 416-364-9509, Fax: 416-864-0175, email: heritagetransferagency@gmail.com).

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:

Gregory Bowes, CEO                (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as “could”, “potential”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

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